                                                                   EXHIBIT 10.14

                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is executed on this ___ day of December, 1998, and shall be effective as of January 1, 1998 (the "Effective Date"), by and between GUTHY-RENKER TELEVISION NETWORK, INC., a Delaware corporation (the "Company"), and GREGORY A. THOMAS (the "Executive").

     WHEREAS, the Company is currently primarily engaged in the business of buying and selling direct response television media (the "Business").

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept employment with the Company, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

     1.  Recitals.  The foregoing recitals are hereby made a part of this
         --------
Agreement.

     2.  Employment.
         ----------

         (a) The Company hereby employs the Executive upon the terms and conditions set forth herein, as Chief Operating Officer ("COO") of the Company (or other mutually agreed upon position) to oversee and be responsible for the day to day operations of the Company and to perform such duties as may be determined and assigned to him from time to time by the Board of Directors of the Company (the "Board") in the conduct of the Business or such other business activities in which the Company shall engage in addition to or in lieu of the Business in the discretion of the Board which duties may include, without limitation, employee hiring and termination decisions with respect to the Company, including Company executives, other than the President, Chief Executive Officer ("CEO") or COO. The Executive hereby accepts such employment and agrees that he will serve the Company and perform such duties to the best of his ability.

         (b) During the "Term" (as defined in Section 3 hereof), the Executive shall be a full-time employee of the Company and shall devote substantially all of his professional time and attention to the performance of his duties hereunder, except during permitted vacations and reasonable absences due to illness.

         (c) During the "Term" (as defined in Section 3 hereof), the Executive shall be entitled to a seat on the Board.

         (d) During the "Term" (as defined in Section 3 hereof), the Board shall seek input from the Executive regarding the selection of a President, CEO and COO for the Company.

     3.  Term.  The term of the Executive's employment hereunder (the "Term")
         ----
shall commence as of January 1, 1998, and shall continue until the earlier of
(i) December 31, 2001 (the "Expiration Date") or (ii) a termination pursuant to
Section 6 hereof.

     4.  Compensation.
         ------------

         4.1  Base Salary.  The Company agrees to pay the Executive an annual
              -----------
base salary (the "Base Salary") of Three Hundred Thousand Dollars ($300,000). During the Term, the Base Salary shall be no less than Three Hundred Thousand Dollars ($300,000) per annum. The Executive's Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

         4.2  Bonuses.
              -------

              (a) Performance Bonus.  The Company shall pay to the Executive
                  -----------------
with respect to each fiscal year of the Company during the Term (each a "Bonus Year"), an annual performance bonus (the "Performance Bonus") in an amount equal to (i) ten percent (10%) of the Net Profits (as defined in Section 4.2(b) hereof) of the Company, if any, for each of the Company's fiscal years ending December 31, 1998, and December 31, 1999; and (ii) seven and one-half percent (7.5%) of the Net Profits of the Company for each of the Company's fiscal years ending December 31, 2000, and December 31, 2001. The Company shall pay the Performance Bonus to the Executive no later than thirty (30) days after receipt from its independent auditors of the audited annual financial report of the Company for the Bonus Year or ninety (90) days after the close of each such Bonus Year, whichever is earlier. If the Executive is employed pursuant to this Agreement for less than the full twelve-month period, the Executive shall be entitled to receive a Performance Bonus in an amount determined by multiplying the amount of the Performance Bonus to which the Executive would have been entitled had the entire Bonus Year been within the Term by a fraction, the numerator of which is the number of calendar days in such Bonus Year and the denominator of which is three hundred sixty-five (365).

              (b) Net Profits.  For purposes of this Agreement, "Net Profits"
                  -----------
shall mean the net profits before income taxes for the Company as determined by the Company's independent auditors for the relevant fiscal year in accordance with generally accepted accounting principles consistently applied (but not taking into account any salaries, bonuses or other compensation paid to directors or other individuals who are not actively engaged in the business of the Company). For purposes of the foregoing calculation of "Net Profits", the amount of the expenses of Guthy-Renker Corporation, a Delaware corporation and the owner of a majority of the issued and outstanding common stock of the Company (GRC), attributed to the Company as an indirect expense for services provided to the Company (the "Indirect Expenses") shall be a fixed amount (as opposed to a percentage of gross revenues) and jointly calculated and agreed upon by and between the Executive and Kevin Knee, the Treasurer of the Company and Executive Vice President of GRC ("Knee"), or Knee's successor, and the Executive and Knee (or his successor) shall use their good faith best efforts to agree upon such amounts; provided, however, that if no agreement is reached after use of such good faith efforts, then Knee's (or his successor) determination shall prevail. The parties acknowledge and agree that, for the calendar year 1999, their current best estimate is that the amount of such Indirect Expenses will approximate Eight Hundred Thousand Dollars ($800,000). The parties further acknowledge and agree that, if the operations of the Company as measured by its gross revenues increase or decrease from the level of its 1999 gross revenues, the amount of Indirect Expenses shall depend on the actual increases or reductions of indirect costs resulting from changes to the business (e.g., merger, marketplace changes) and not on increases or decreases in gross revenues.

              (c) Guaranteed Bonus.  In addition to any amount paid pursuant to
                  ----------------
Section 4.2(a), the Company shall pay to the Executive, a guaranteed annual bonus (the "Guaranteed Bonus") in the amount of Two Hundred Fifty Thousand Dollars ($250,000) for each calendar year during the Term. The Company shall pay the Guaranteed Bonus to the Executive on or before January 1, 1999, January 1, 2000, January 1, 2001 and December 31, 2001, respectively.

         4.3  Adjustments to Compensation.  During the Term, the Company shall
              ----------------------------
not reduce the Executive's Base Salary, Performance Bonus, Guaranteed Bonus or other benefits described in Sections 4 and 5 hereof without the Executive's prior written consent.

     5.  Fringe Benefits and Other Plans.  The Company shall provide the
         -------------------------------
Executive with the following benefits:

         (a) Company Plans.  During the Term, the Executive shall be entitled to
             -------------
participate in the Company's sickness, accident and health insurance programs, made available by the Company to its executives and employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement.

         (b) Vacation.  The Executive shall be entitled to three (3) weeks paid
             --------
vacation annually during the Term in accordance with the policies of the Company. In the event that the Executive is employed hereunder for less than all of a calendar year during the Term, he shall be entitled in that year to a number of paid vacation days which shall be prorated in accordance with the number of days on which he is so employed in that year.

         (c) Expenses.  During the Term, the Executive shall be entitled to
             --------
receive reimbursement from the Company for all business expenses reasonably incurred by him in performing his duties hereunder; provided, however, that the Executive shall submit to the Company such statements and other evidence supporting said expenses as the Company may reasonably require.

     6.  Termination.
         -----------

         (a) General.  The employment of the Executive hereunder shall terminate
             -------
on the Expiration Date, unless earlier terminated in accordance with the provisions of this Section 6.

         (b) Termination Upon Mutual Agreement.  The Company and the Executive
             ---------------------------------
may, by mutual written agreement, terminate the employment of the Executive hereunder at any time.

         (c) Termination Upon Death of Executive.  The employment of the
             -----------------------------------
Executive hereunder shall terminate as of the date of the death of the Executive, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, under Section 4 hereof) except to pay to the Executive's estate any accrued but unpaid amounts of Base Salary for the period through the date of termination as well as a pro-rata portion of the Executive's Performance Bonus and other benefits through the date of early termination determined and payable in accordance with Section 4 hereof. In addition, the Company shall continue to pay to the Executive's estate the Guaranteed Bonus payments, when payable pursuant to Section 4.2(c).

         (d) Termination Upon Disability of Executive.
             ----------------------------------------

             (1) The employment of the Executive hereunder may be terminated, at the option of the Company, upon not less than thirty (30) days prior written notice to the Executive or his legal representative, as the case may be, in the event the Executive suffers a "Total Disability" (as defined below), in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, under Section 4 hereof) except to pay to the Executive any accrued but unpaid amounts of Base Salary for the period through the date of termination as well as a pro-rata portion of the Executive's Performance Bonus and other benefits through the date of early termination determined and payable in accordance with Section 4 hereof. In addition, the Company shall continue to pay to the Executive the Guaranteed Bonus payments, when payable pursuant to Section 4.2(c).

             (2) For purposes of this Agreement, "Total Disability" shall mean
(i) if the Executive is subject to a legal decree of incompetency, or (ii) the written determination by a physician selected by the Executive or his legal representative that, because of a medically determinable disease, condition, injury or other physical or mental disability, the Executive is unable to substantially perform the duties of the Executive required hereby, and that such disability is determined or reasonably expected to last for a continuous period of one hundred eighty (180) day; provided however, that the Company may, by written notice delivered to the Executive or his legal representative within thirty (30) days of the receipt by the Company of such written determination request a second determination and, in such event, the Company and the Executive or his legal representative shall agree upon an independent physician to review such written determination and independently determine whether the Executive suffers from a Total Disability. Any physician selected hereunder shall be Board certified in the specialty most closely related to the nature of the disability alleged to exist.

             (3) In conjunction with determining mental and/or physical disability for purposes of this Agreement, in the event that an independent physician is selected pursuant to Section 6(d)(2), the Executive consents to any examinations by such independent physician which are relevant to a determination of whether he is mentally and/or physically disabled, and agrees to furnish such medical information as may be reasonably requested by such independent physician, and to waive any applicable physician patient privilege that may arise because of such examination, all solely in connection with such determination.

             (4) For purposes of determining whether the Executive is mentally incompetent or physically disabled for the continuous one hundred eighty (180) day period specified in this Section 6(d), such disability shall be deemed to continue from the date of any legal decree of incompetency, or written opinion which is conclusive as to the mental and/or physical disability, through the date the legal decree expires or is otherwise revoked or removed, or the date on which the mental and/or physical disability has ceased, as the case may be, as set forth in a written opinion prepared by the physician described in this
Section 6(d).

         (e) Termination By Company For Good Cause.
             -------------------------------------

             (1) The employment of the Executive hereunder may be terminated, at the option of the Company, for "Good Cause" (as defined herein), upon written notice to the Executive specifying in reasonable detail the reason therefor, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, under Section 4 hereof) except to pay to the Executive any accrued but unpaid amounts of Base Salary for the period through the date of termination as well as a pro-rata portion of the Executive's Performance Bonus and other benefits through the date of early termination determined and payable in accordance with Section 4 hereof. In addition, the Company shall continue to pay to the Executive the Guaranteed Bonus payments, when payable pursuant to Section 4.2(c).

             (2) For purposes of this Agreement, "Good Cause" shall mean:

                 (i) the material failure by the Executive to comply with any material obligation imposed upon the Executive pursuant to this Agreement if (in the event such failure is susceptible of cure) such failure continues uncured (to the reasonable satisfaction of the Company) for thirty (30) days after written notice specifying in reasonable detail such failure;

                 (ii) willful malfeasance by the Executive in connection with the performance of his duties for the Company that could, in the good faith judgment of the Board (A) have a material adverse effect on the business of the Company, (B) subject the Company to criminal penalties, or (C) result in the incarceration of any officer, director or employee of the Company;

                 (iii) the Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for, a felony or other crime involving theft, fraud or moral turpitude which, in the good faith judgment of the Board, could have a material adverse effect on the business of the Company;

                 (iv) the prolonged abuse by the Executive of drugs or alcohol, or conduct by the Executive involving moral turpitude, if the Board, in good faith, reasonably believes such abuse or conduct could have material adverse effect on the business of the Company;

                 (v) fraud or embezzlement by the Executive against the Company;

                 (vi) the appropriation by the Executive of any material business opportunity which the Board, in good faith, reasonably believes to be a corporate opportunity of the Company, unless (A) such opportunity was previously offered to the Company, the Company elected not to pursue such opportunity, and the Executive provides thirty (30) days prior written notice to the Company of his intent to pursue such opportunity, (B) the Executive, within thirty (30) days after written notice specifying in reasonable detail such appropriation, agrees to return the net profits of the corporate opportunity to the Company or otherwise to make the Company whole with respect to the net profits of such corporate opportunity, or (C) the Executive is permitted to pursue such business opportunity. The parties acknowledge and agree that the Executive may, on his own behalf and independent of his employment obligations to the Company, fund, own, produce, market and/or distribute infomercials;

                 (vii) the failure of the Executive to obey in any material respect any proper written direction of the Board that is not inconsistent with this Agreement, and which failure has a material adverse effect on the Company;

                 (viii) the material failure of the Executive to perform his duties for the Company in a manner which materially adversely affects the Company or its business; or

                 (ix) the violation by the Executive of the confidentiality or non-competition provisions of Section 7 hereof.

         (f) Termination By Company Without Good Cause.
             -----------------------------------------

                 (i) The employment of the Executive hereunder may be terminated, at the option of the Company, at any time (upon thirty (30) days prior written notice to the Executive), without Good Cause, in which event the Company shall continue to pay to the Executive, for the full duration of the Term, in full satisfaction of any and all obligations and liabilities of the Company hereunder and in lieu of any and all other damages his Base Salary, Guaranteed Bonus and Performance Bonus to which the Executive would have been entitled pursuant to Section 4 hereof had the Executive remained in the employ of the Company during the Term, and such payments shall be made in the manner and at such times as such payments would otherwise be payable hereunder, until such amounts are paid in full.

                 (ii) In the event of termination of employment of the Executive by the Company pursuant to Section 6(f)(i) hereof, the Executive shall use his best efforts to mitigate the amount of payments provided for in this Section 6 for any period subsequent to the termination date by actively seeking employment, and the amount of any payment provided for in this Section 6(f) shall be reduced dollar for dollar by any compensation or remuneration earned as the result of employment of the Executive by another employer after such date of termination; provided, however, that in no event shall mitigation be required with respect to the Executive's Guaranteed Bonus pursuant to Section 4.2(c) hereof or any other amounts owed by the Company to the Executive through the date of termination.

                 (iii) The parties acknowledge and agree that, in the event of termination of employment of the Executive by the Company pursuant to Section 6(f)(i) hereof, the payments made to the Executive by the Company pursuant to this Section 6(f) shall be in full and complete satisfaction of all of the obligations of the Company to the Executive under or pursuant to this Agreement. If the Executive is fully paid pursuant to Section 6(f)(i) hereof, then the Executive, for himself and his personal representatives, heirs, successors and assigns, hereby waives and releases, and agrees not to assert or pursue, any and all claims against the Company, each of its Affiliates and their officers, employees and directors, that he has had, now has or may in the future acquire, in connection with, resulting from or arising out of his employment by the Company and termination of his employment by the Company pursuant to Section 6(f)(i), and agrees to and shall defend, indemnify and hold harmless the Company and each of its Affiliates and their officers, employees and directors from and against any obligations liabilities, damages, costs or expenses (including reasonable attorneys' and other professional advisors' fees and expenses) arising from any such claim.

         (g)  Termination By Executive.
              ------------------------

              If the Executive elects to terminate his employment with the Company for any reason or no reason prior to the Expiration Date, the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, under Section 4 hereof) except to pay the Executive any accrued but unpaid amounts of Base Salary for the period through the date of termination as well as a pro-rata portion of the

Executive's Performance Bonus and other benefits through the date of early termination determined and payable in accordance with Section 4 hereof. In addition, the Company shall continue to pay the Executive the Guaranteed Bonus payments, when payable pursuant to Section 4.2(c).


     7.  Confidentiality and Non-Competition.
         -----------------------------------

         (a) Confidentiality; Intellectual Property.
             --------------------------------------

             (1) The Executive recognizes that the Company's business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all "Trade Secrets or Confidential or Proprietary Information" (as defined in Section 7(c) hereof), including, without limitation, the "Specified Trade Secrets" (as defined therein). Accordingly, the Executive agrees that, except as required by law or court order, the Executive will keep confidential and will not disclose to anyone (other than the Company or any persons designated by the Company), or publish, utter, exploit, make use of (or aid others in publishing, uttering, exploiting or using), or otherwise "Misappropriate" (as defined in Section 7(c) hereof) any Trade Secrets or Confidential or Proprietary Information at any time. The Executive's obligations hereunder shall continue during the Term hereof for so long as such Trade Secrets or Confidential or Proprietary Information remain Trade Secrets or Confidential or Proprietary Information of the Company.

             (2) The Executive acknowledges and agrees that:

                 (i) each of the Specified Trade Secrets is, and for all purposes hereof shall be, a "Trade Secret," within the meaning of Division 4,
Part I, Title 5, Section 3426, et. seq. of the California Civil Code (the
                               -- ---
"California UTSA"), of the Company and its "Affiliates" (as defined in
Section 7(c) hereof);

                 (ii) the Executive occupies a unique position within the Company and that he is and will be intimately involved in the development and/or implementation of the Specified Trade Secrets;

                 (iii) in the event the Executive breaches Section 7(a)(1) hereof with respect to any Trade Secrets or Confidential or Proprietary Information, such breach shall be deemed to be a Misappropriation of such Trade Secrets or Confidential or Proprietary Information; and

                 (iv) any Misappropriation of the Specified Trade Secrets or any other Trade Secrets or Confidential or Proprietary Information is likely to result in immediate and irreparable harm to the Company.

             (3) The Executive acknowledges and agrees that all ideas, inventions and business plans developed by him during the Term which relate to the Business, including, without limitation, any process, operation, product or improvement which may be patentable or copyrightable, is and will be the property of the Company and/or its Affiliates, and that he will do, at the Company's request and cost, whatever is reasonably necessary to secure the rights thereto by patent, copyright or otherwise to the Company and/or its Affiliates.

             (4) Upon the termination of the Executive's employment with the Company and at any other time upon request, the Executive further agrees to surrender to the Company all documents, writings, notes, business, marketing or strategic plans, financial information, customer, distributor and supplier lists, manuals, illustrations, models, and other such materials produced by the Executive or coming into his possession by or through employment with the Company during the Term hereof, and agrees that all such materials are at all times the Company's property.

             (5) The Company and the Executive acknowledge and agree that the Company and its Affiliates currently compete with other businesses which provide similar products and services and perform similar business functions. For example, "Cornerstone", "Diamond" and "AMN" all compete with respect to the business acquired by the Company with Coast-to-Coast Media, LLC and the Company also competes with "Access" and "PIN". The parties further acknowledge and agree that the business practices, approaches and techniques utilized by such competitors as well as the Company, even if identical or similar to the business practices, approaches and techniques of the Company and its Affiliates, are not "Specified Trade Secrets". Further, the Company and GRC acknowledge that the Executive has been actively involved in the direct response business for over ten (10) years and developed certain expertise prior to working with the Company, including but not limited to infomercial production, media buying and selling, infomercial project financial data and response rate, among other allotted items, all of which enable the Executive to successfully arrange direct response projects and businesses.

         (b) Noncompetition.
             --------------

             (1) Subject to the provisions of Section 7(b)(2) hereof, during the Term of this Agreement and for the period thereafter during which the Executive or any of his Affiliates (as defined in Section 7 hereof) holds an ownership interest in the Company directly or indirectly, the Executive agrees that the Executive will not, without the prior written consent of the Company or GRC, directly or indirectly, on the Executive's own behalf or as a partner, officer, director, stockholder, member, employee, agent or consultant of any other
Person:

                 (i) within the United States of America, or in any other country or territory in which any of the "Company's Businesses" (as defined herein) are conducted during the Term, own, finance, consult with, manage, operate, control, be employed by, provide services as a consultant to or participate in the ownership, management, operation, or otherwise be involved with control of, any Disqualified Person (as defined in Section 7(c) hereof); or

                 (ii) make any material disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of the Company or any of its Affiliates, or materially interfere (i.e., as opposed to competing in a manner not prohibited herein) in any way with the Company's Businesses.

                 The provisions of this Section 7(b)(1) shall be inapplicable and of no further force and effect when and if the Executive is no longer employed by the Company or any Affiliate of the Company and no longer owns, directly or indirectly, an ownership interest in the Company.

             (2) Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the Executive may own or hold, as a passive investment, securities of any corporation whose stock is listed for trading on any national securities exchange or is quoted on a national market.

             (3) Nothing in this Section 7 is intended to prohibit the Executive from engaging in any direct response activities which are not similar to or in competition with the Company's Businesses defined in Section 7(c) hereof, so long as such activities do not interfere with his duties and responsibilities under this Agreement. It is understood that producing, funding, marketing and distributing infomercials during the Term will not be deemed to be in competition with the Company.

         (c) Definitions.  For purposes of this Agreement, the
             -----------
following terms shall have the following meanings:

             (1) An "Affiliate" of a specified Person means any other Person
                     ---------
directly or indirectly "controlling" or "controlled" by or under direct or indirect common "control" (each as defined below) with such specified Person, or alternatively, any other Person, whether now or hereafter existing, in which the Company owns equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of equity interests in such Person, and, in the case of a Person who is an individual, shall include (A) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulations S-K promulgated by the Securities and Exchange Commission), (B) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person's immediate family, as determined in accordance with clause (A) hereof, and (C) any heir or estate of such specified Person.

             (2) "Company's Businesses" means the Business and all other
                  --------------------
businesses engaged in or carried on by the Company or any of its Affiliates.

             (3) "control," or any form thereof, when used with respect to any
                  -------
Person, means the power to direct the management and policies of such

Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

             (4) "Disqualified Person" means any third party conducting any
                  -------------------
business similar to the Company's Businesses.

             (5) "Misappropriation," or any form thereof, means:
                  ----------------

                 (i) the acquisition of any Trade Secret or Confidential or Proprietary Information by a Person who knows or has reason to know that the Trade Secret or Confidential or Proprietary Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy, or espionage through electronic or other means (each, an "Improper Means"); or

                 (ii) the disclosure or use of any Trade Secret or Confidential or Proprietary Information without the express consent of the Company by a Person who (x) used Improper Means to acquire knowledge of the Trade Secret or Confidential or Proprietary Information; (y) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Trade Secret or Confidential or Proprietary Information was (i) derived from or through a Person who had utilized Improper Means to acquire it, (ii) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, or (iii) derived from or through a Person who owed a duty to the Company and/or any of its Affiliates to maintain its secrecy or limit its use; or (z) before a material change of his or her position, knew or had reason to know that it was a Trade Secret or Confidential or Proprietary Information and that knowledge of it had been acquired by accident or mistake.

             (6) "Person" means any individual, corporation, partnership,
                  ------
limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, or government or other agency or political subdivision thereof; or any other legal or commercial entity.

             (7) "Specified Trade Secrets" means the following Trade Secrets or
                  -----------------------
Confidential or Proprietary Information that the Executive is or will be intimately involved in developing or implementing and any additional Trade Secrets or Confidential or Proprietary Information developed or implemented by the Executive during the term:

                 (i) product costs, media costs, and vendor costs paid or payable by the Company and its Affiliates; and


                 (ii) product distribution processes from the Company and its Affiliates to their respective customers.

             (8) "Trade Secrets or Confidential or Proprietary Information"
                  --------------------------------------------------------
shall mean:
-----------

                 (i) any and all information, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic or otherwise), arrangements, pricing and other data (collectively, "Information") that (A) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and (B) is the subject of efforts by the Company and/or any of its Affiliates that are reasonable under the circumstances to maintain its secrecy; or

                 (ii) any and all other Information (A) unique to the Company or any of its Affiliates which has a significant business purpose and is not known or generally available from sources outside the Company or its Affiliates or typical of industry practice, and (B) the disclosure of which would have a material adverse effect on the business of the Company or any of its Affiliates.

     8.  Remedies.  The Executive acknowledges and agrees that if the Executive
         --------
breaches any of the material provisions of this Agreement, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have (including, without limitation, the recovery of damages pursuant to Section 3426.3 of the California UTSA), the Company shall be entitled to seek injunctive relief (including, without limitation, an injunction pursuant to Section 3426.2 of the California UTSA), specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement (including, without limitation, any actual or threatened Misappropriation) by the Executive and to enforce the provisions of this Agreement. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies when which the Company may have at law or in equity.

     9.  Interpretation; Severability.
         ----------------------------

         (a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions, and the other obligations contained in this Agreement as agreed to and set forth herein, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate business interests.

         (b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company's valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unenforceable, only such covenant, provision or agreement shall be unenforceable and all other covenants, provisions and agreements contained herein shall remain in effect and shall be fully enforceable, according to their terms.

     10.  Indemnification.  The Company shall, to the maximum extent permitted
          ---------------
by law, defend, indemnify and hold harmless the Executive from and against any and all claims made against the Executive concerning or relative to his service, actions or omissions on behalf of the Company as an employee, officer, director or agent of the Company.

     11.  Arbitration.  Subject to the Company's right to seek injunctive or
          -----------
other equitable relief as specified in this Agreement, any dispute between the parties hereto arising under or relating to this Agreement shall be resolved in accordance with the procedures and Commercial Arbitration Rules of the American Arbitration Association. Any resulting hearing shall be held in the Los Angeles, California area. The resolution of any dispute achieved through such arbitration shall be binding and enforceable by a court of competent jurisdiction. The parties shall each bear their own arbitration costs.

     12.  Applicable Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the State of California, without regard to principles of conflict of laws.

     13.  Notices.  All notices, requests, demands, and other communications
          -------
between the parties under this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered, delivered by facsimile or by other delivery service that provides evidence of delivery, or mailed by certified or registered mail, with postage pre-paid to:

                    If to the Executive:

                    Gregory A. Thomas
                    1056 Corsica Drive
                    Pacific Palisades, CA  90272

                    If to GRC:

                    Guthy-Renker Corporation
                    3340 Ocean Park, 3rd Floor
                    Santa Monica, California 90405
                    Attention:  Bennet Van de Bunt

                    If to the Company:

                    Guthy-Renker Television Network, Inc.

                    41-550 Eclectic
                    Palm Desert, California  92260
                    Attention:  Kevin Knee


or to such other address as a party provides (in accordance herewith) to the other party from time to time. Notice shall be effective when so delivered personally or by courier service, or if by facsimile, upon receipt, or if mailed, three (3) days after the date of mailing.

     14.  Entire Agreement; Amendment; Waiver.  This Agreement constitutes the
          -----------------------------------
entire agreement between the parties pertaining to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by all of the parties hereto, or in the case of a waiver, by the party for whom such benefit was intended. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided in writing.

     15.  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Except as permitted hereunder and in that certain Stockholders Agreement by and among the Executive, the Company, GRC and T&T Productions, Inc. of even date herewith the Executive may not assign any of his rights or obligations hereunder without the prior written consent of the Company.

     16.  Representation by Counsel.  Each of the parties hereto acknowledges
          -------------------------
that (i) it or he has read this Agreement in its entirety and understands all of its terms and conditions, (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to was his or its alone, and (ii) it or he is entering into this Agreement of its or his own free will, without coercion from any source.

     17.  Interpretation.  The parties and their respective legal counsel
          --------------
actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that he, it, or his or its counsel was the drafter thereof.

     18.  Survival.  The applicable provisions this Agreement shall survive its
          --------
termination (e.g., Sections 7-15 inclusive and Sections 17-18 inclusive).

     19.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement shall survive its termination (e.g., Sections 7-15 inclusive and Sections 17-18 inclusive).

     20.  Guarantee. The performance and obligations of the Company under this
          ---------
Agreement shall be guaranteed by GRC; provided, however, that if the Company is no longer an Affiliate of GRC as defined in Section 7(c) hereto, GRC may employ or cause an Affiliate of GRC to employ the Executive during the remaining balance of the Term of this Agreement on the same terms and conditions as set forth in this Agreement in full satisfaction of such guaranty. In such event, the obligations of GRC and the Company under this Agreement shall terminate with no further obligation by GRC or the Company, except that the Company shall pay to the Executive any accrued but unpaid amounts of Base Salary as well as a pro-rata portion of the Executive's Performance Bonus and other benefits owed by the Company to the Executive for the period prior to such termination.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and the Executive has executed this Agreement, each as of the date first above written.

WITNESS/ATTEST:               COMPANY:
                              -------

                              GUTHY-RENKER TELEVISION
                              NETWORK, INC.



 /s/ Gregory A. Thomas        By: /s/ B. Van de Bunt    (SEAL)
----------------------            -------------------
                                  Name:
                                  Title:


                              EXECUTIVE:
                              ---------


/s/ B. Van de Bunt            /s/ Gregory A. Thomas
------------------            ---------------------
                              Gregory A. Thomas

     THE UNDERSIGNED has caused this Agreement to be executed by its duly authorized representative as of the date first above written for the limited purpose of guaranteeing the performance obligations of the Company pursuant to
Section 20 hereof.

WITNESS/ATTEST:               GUTHY-RENKER CORPORATION


/s/ Gregory A. Thomas          By: /s/ B. Van de Bunt          (SEAL)
---------------------              ----------------------------
                                   Name:  Ben Van de Bunt
                                   Title:    Executive Vice-President

                                      -16-